Exhibit 3.38

VEDTEKTER FOR HELl-ONE (NORWAY) AS

(endret 30.10.2008 - Endring § 5)

§1

Selskapets navn er Heli-One (Norway) AS.

§2

Selskapets forretningskontor er i Sola. Generalforsamlinger skal holdes i Sola.

§3

Selskapets formål er å drive virksomhet direkte eller indirekte med forsyningstjenester, service, reparasjon og vedlikehold av luftfartøy, ingeniørtjenester og tekniske tjenester i tilknytning til luftfartsoperatør, samt drift og eie av fast eiendom og alt som står i forbindelse med dette.

§4

Aksjekapitalen er på NOK 100.000.000. fordelt på 1000 aksjer ordinære. Aksjenes pålydende er NOK 100.000,-.

§5

Selskapets ledes av et styre på 6-9 medlemmer med inntil 6 varamenn.

Selskapets firma tegnes av styreformann eller to styremedlemmer i fellesskap. Styret kan meddele prokura.

Erverv av aksjer i selskapet krever ikkje samtykke fra styret. Overdragelse av aksjer i selskapet utløser ikkje forkjøpsrett for øvrige aksjonærer i selskapet..

§ 6.

Ordinær generalforsamling avholdes hvert år innen utgangen av oktober måned.

Det påligger den ordinære generalforsamling:

a)	å fastsette resultatregnskap og balanse

b)	å fastsette anvendelsen av årsoverskuddet eller dekning av underskuddet i henhold til den fastsatte balanse, og å beslutte eventuell utdeling av utbytte,

c)	behandle enhver annen sak som har vært anført i innkallelsen til generalforsamlingen eller som etter lov og vedtekter hører under generalforsamlingen.

ARTICLES OF ASSOCIATION

Heli-One (Norway) AS

(changed 30.10.2008 – change of § 5)

§1

The Company’s name is Heli-One (Norway) AS.

§2

The Company’s registered office is at Sola. The General Assembly shall be held in Sola.

§3

The objectives of the Company are to provide services directly or indirectly by supplying logistic services, repair, overhaul and mainteneance of aircraft, engineering support and technical services related to air operators, management of properties and related activities.

§4

The share capital of the Company is NOK 100 mill. divided into 1.000 ordinary shares each share totalling NOK 100.000.

§5

The board of the Company shall consist of between six and nine members, with up to six deputy members.

Power of signature for the Company is exercised by the chairman of the board or two directors jointly. The board may confer a power of procuration on any other person.

Transfer of shares in the company is not subject to the board of directors’ consent. Transfer of shares in the company does not trigger a preemption right for the other shareholders of the company.

§6

The Annual General Meeting is held annually, not later than the end of the month of October:

The Annual General Meeting shall consider the following matters:

a)	the approval of the income statement and balance sheet.

b)	the allocation of any annual profit or coverage of any loss in accordance with the adopted balance sheet together with the declaration of dividends.

c)	any other matters that have been included in the notice for the General meeting, or which according to Norwegian Law and these Articles of Association must be approved at General Meetings.